Exhibit 99.1

FOR IMMEDIATE RELEASE

MCRAE INDUSTRIES ANNOUNCES PROPOSAL FOR
REVERSE/FORWARD STOCK SPLIT TO PERMIT SEC DEREGISTRATION

Mount Gilead, N.C. – June 10, 2005. McRae Industries, Inc. (MRI.A and MRI.B on the American Stock Exchange) announced today that its Board of Directors has approved a 1-for-200 reverse stock split, to be followed immediately by a 200-for-1 forward stock split, of the outstanding shares of both classes of its common stock (Class A and Class B). If the transaction is approved by the Company’s stockholders and implemented, the Company expects to have fewer than 300 stockholders of record of each class of its common stock, in which event the Company intends to have its shares delisted from the American Stock Exchange and to deregister its shares and cease to be a reporting company under the Securities Exchange Act of 1934.

In the proposed transaction, stockholders holding fewer than 200 shares of the Company’s common stock of a particular class immediately before the transaction would have such shares cancelled and converted into the right to receive from the Company a cash payment of $14.25 for each such share owned before the reverse stock split. Stockholders holding 200 or more shares of the Company’s common stock of a particular class immediately before the transaction will continue to hold the same number of shares of that class after completion of the transaction and will not receive any cash payment for their shares of that class.

The Company currently has outstanding 1,950,153 shares of its Class A common stock, held by approximately 360 record holders, and 818,346 shares of its Class B common stock, held by approximately 370 record holders. Class B shares are convertible, share-for-share, into Class A shares. The Company currently estimates that the proposed transaction would reduce the outstanding shares of both classes by approximately 56,140 shares, or 2%, through the cash-out of fractional share interests, and will reduce the number of record holders of each class below 300. Changes in share ownership prior to the time the transaction is to become effective, as well as the distribution of shares held in street name through brokers and other intermediaries and the extent to which beneficial owners of those shares participate in the transaction, will affect those estimates, perhaps materially.

If the proposed transaction is approved by the stockholders and implemented, the Company estimates that the cost savings resulting from no longer being an SEC-registered company will be approximately $636,000 per year. Transaction costs are expected to be approximately $150,000, in addition to an estimated total cash payment of approximately $800,000 to purchase fractional share interests that will be cashed out. The Company expects to pay such transaction costs and consideration for fractional share interests from existing cash reserves.

The Board of Directors created a special committee of non-employee, independent directors to review the proposed transaction. The special committee received an opinion from its financial advisor, Oxford Advisors, LLC, that the cash consideration to be paid in the proposed transaction is fair, from a financial point of view, to the Company’s stockholders.

The proposed transaction is subject to approval by the holders of a majority of the issued and outstanding shares of each class of the Company’s common stock. Stockholders will be asked to approve the transaction at a special meeting of stockholders, currently expected to be held in August of this year. Even if the stockholders approve the transaction, the Board of Directors reserves the right to defer or not to implement the transaction.

This press release is only a brief description of a proposed transaction and is not a solicitation of a proxy or an offer to acquire any shares of common stock. The Company is filing a preliminary proxy statement and Schedule 13E-3 with the SEC outlining the transaction. All stockholders are advised to read the definitive proxy statement and Schedule 13E-3 carefully when the documents are available because the documents will contain important information about the special meeting and the proposed transaction, including information about the mechanics of the proposed transaction, persons soliciting proxies, their interests in the transaction, and related matters. Stockholders may obtain a free copy of the proxy statement and Schedule 13E-3 at the SEC’s web site at www.sec.gov. The Company will also mail a copy of the definitive proxy statement prior to the special meeting to its stockholders entitled to vote at the annual meeting. The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders in favor of the proposed transaction. Information about the Company’s executive officers and directors and their ownership of the Company’s common stock is set forth in the preliminary proxy statement. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of the Company and its executive officers and directors in the proposed transaction by reading the proxy statement regarding the proposed transaction when it becomes available.

This release includes “forward-looking” information statements, as defined in the Private Securities Litigation Reform Act of 1995, including various statements relating to the proposed transaction, the termination of registration of the Company’s common stock under the Securities Exchange Act of 1934 and delisting from the American Stock Exchange, the estimates as to numbers of outstanding shares and stockholders of record after giving effect to the proposed transaction, estimated cost savings resulting from, and estimated costs and expenses of, the proposed transaction, and the anticipated date of the special meeting to consider the proposed transaction. Actual results may differ from those provided in the forward-looking statements. The proposed transaction and subsequent termination of SEC registration are each subject to various conditions and may not occur. Even if these events do occur, the Company may not realize the costs savings anticipated as of the date of this press release.

McRae Industries, Inc., a Delaware corporation headquartered in Mt. Gilead, North Carolina, is engaged in the manufacture, sale and distribution of military footwear and Western and work boots, and the sale and distribution of bar code reading and printing devices.

Contact:
D. Gary McRae
(910) 439-6147

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